Exhibit 10.2

FIRST AMENDMENT TO
HOTEL PURCHASE AND SALE AGREEMENT

          THIS FIRST AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT (this “Amendment”), dated effective as of the 23rd day of November 2005, is made by and between TEACHERS’ RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created pursuant to the laws of the State of Illinois (“Seller”), and DIAMONDROCK ORLANDO AIRPORT OWNER, LLC, a Delaware limited liability company, and its permitted assigns (“Purchaser”).

          WHEREAS, Seller and Purchaser entered into that certain Hotel Purchase and Sale Agreement (the “Agreement”), having an effective date of October 11, 2005; and

          WHEREAS, Seller and Purchaser desire to amend the Agreement as hereinafter provided.

          NOW THEREFORE, for and in consideration of the mutual covenants of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties, the parties agree as follows:

          1.     Each capitalized term not defined herein shall have the meaning ascribed to such term in the Agreement.

          2.     Purchaser hereby withdraws the conditional termination contained in the letter from Sung Lee of Akin Gump Strauss Hauer & Feld, LLP to Seller, dated November 10, 2005.

          3.     The Purchase Price shall be Seventy Million and No/100 Dollars ($70,000,000.00).

          4.     The Title Company shall be First American Title Insurance Company, National Commercial Services Division, 1801 K Street, NW Suite 200-K, Washington, DC 20006, Attention: Brian A. Lobuts, Vice President and Associate Regional Director.

          5.     The Date of Closing shall be December 16, 2005.

          6.     The Additional Deposit was made on November 22, 2005.

          7.     Seller and Purchaser agree that the existing management agreement at the Property with Interstate will terminate as of 11:59 p.m. on December 16, 2005.  Section 11.26 of the Agreement is hereby amended by inserting the following in line 25 after the phrase “Purchaser hereunder”:  “or (D) Seller’s property manager (Interstate) continuing to manage the Property from 11:59 p.m. on December 15, 2005 to and including the termination of such management agreement and the commencement of the management of the Property by Marriott.”

          8.     The third (3rd) sentence through the remainder of Section 3.2 is hereby deleted and the following is inserted in its place:

“Purchaser and Seller acknowledge and agree that Purchaser received the Title Commitment and the Existing Survey and Purchaser delivered to Seller certain objections thereto (“Initial Title Notice”).  Purchaser shall have until November 29, 2005 to provide written notice to Seller of any matters affecting title to the Property as depicted on the Survey which were not raised in the Initial Title Notice and/or was on the Existing Survey and/or was raised in the Title Commitment (the “Survey Objections” and together with the objections raised in the Initial Title Notice, the “Title Objections”), which are not satisfactory to Purchaser, which notice (“Title Notice”) must specify the reason such matters are not satisfactory, and the curative steps necessary to remove the basis for Purchaser’s disapproval.  Seller shall have until December 2, 2005 to make such arrangements or take such steps as the parties shall mutually agree upon in order to satisfy Purchaser’s objections; provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to attempt to cure or agree to attempt to cure any Survey Objections, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to December 2, 2005, and which recites that it is in response to a Title Notice.  Purchaser’s sole right with respect to any Survey Objections contained in a Title Notice given in a timely manner shall be to elect on or before December 5, 2005 to terminate this Agreement pursuant to Section 3.5 hereof in which event the Deposit shall be returned to Purchaser.  All Survey Objections with respect to which a timely Title Notice is given but Seller cures prior to closing, shall be deemed to be approved by Purchaser as “Permitted Exceptions” as provided in Section 3.4 hereof.  Notwithstanding the foregoing, Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent, and any liens for unpaid taxes, assessments and other charges which are due and payable, mechanics and materialman’s liens, judgment liens, and any mortgages, deeds of trust and security interests encumbering any of the Property, all of which shall be deemed Title Objections.  The last two (2) bolded paragraphs of the Initial Title Notice are deleted in their entirety.”

          9.     The following is added to Section 3.5 of the Agreement:

“Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right, by giving Seller a Termination Notice, on or before 5:00 p.m. E.S.T. on December 5, 2005 to terminate its obligation to purchase the Property if the parties do not reach mutually agreeable arrangements to satisfy Purchaser’s Title Objections made in Purchaser’s Initial Title Notice and Title Notice as set forth in Section 3.2.  If such Termination Notice is timely given, the Title Company shall return the Deposit to Purchaser and neither party shall have any further obligations or liability hereunder, except Purchaser’s Indemnity Obligations set forth in Section 3.1.2 hereof and the Confidentiality Obligations set forth in Section 3.6 hereof.”

          10.    Except as modified and amended as set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of such counterparts together shall constitute one and the same instrument.  To facilitate the execution of this Amendment, the parties may execute and deliver counterparts of this Amendment by telephone facsimile.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELLER:

TEACHERS’ RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created pursuant to the laws of the State of Illinois

By:	Stone-Levy LLC

Its:	Investment Advisor And Duly Authorized Agent

	By:	/s/ Arnold S. Levy

	Name:	Arnold S. Levy
	Title:	President

PURCHASER:

DIAMONDROCK ORLANDO AIRPORT OWNER, LLC, a Delaware limited liability company

By:	/s/ Michael Schecter

Name:	Michael Schecter
Title:	Director